UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 19, 2009
(Date of earliest event reported)
CA, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State of other jurisdiction of incorporation)

1-9247	13-2857434

(Commission File Number)	(I.R.S. Employer Identification No.)

One CA Plaza
Islandia, New York	11749

(Address of Principal Executive Offices)	(Zip Code)
(800) 225-5224
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On November 19, 2009, CA, Inc. (the “Company”) entered into the First Supplemental Indenture dated as of November 19, 2009 (the “Supplemental Indenture”) to the Indenture dated as of December 11, 2002 (the “Indenture”) with U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee (the “Trustee”), pursuant to which the Company issued its 1 5/8% Convertible Senior Notes due 2009 (the “Notes”), $460 million of which are outstanding and mature on December 15, 2009. The Company entered into the Supplemental Indenture to clarify that any Notes surrendered by the holder thereof for conversion after the close of business on December 1, 2009, which is the regular record date for the final payment of interest on the Notes at their maturity, are not required to be accompanied by payment of an amount equal to the interest otherwise payable on the date of maturity, with the intended effect that any such holder will receive accrued and unpaid interest on such Notes to but excluding such maturity date. A copy of the Supplemental Indenture is attached to this Current Report on Form 8-K as Exhibit 4.8 hereto and is incorporated herein by reference.
In addition, pursuant to the Indenture, if a holder elects to convert all or any portion of a Note into shares of the Company’s common stock and the Company receives such holder’s notice of conversion after the “Final Notice Date,” which is November 25, 2009, the Company may choose to satisfy all or any portion of its conversion obligation in cash. As provided in the Indenture, upon such election, the Company will have notified the holders of the notes through the Trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% or as a fixed dollar amount) at any time on or before the Final Notice Date. On November 19, 2009, the Company notified the Trustee that it has chosen to satisfy 100% of its conversion obligation with respect to any such holder’s notice of conversion in cash.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
4.8
First Supplemental Indenture dated as of November 19, 2009 to the Indenture dated as of December 11, 2002 between CA, Inc. (formerly known as Computer Associates International, Inc.) and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, Inc.
Date: November 20, 2009	By:	/s/ C.H.R. DuPree
C.H.R. DuPree
Senior Vice President, Corporate Governance and Corporate Secretary

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